Exhibit 99.1
Air Lease Corporation Announces Second Quarter 2021 Results
Los Angeles, California, August 5, 2021 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and six months ended June 30, 2021.
“On an overall global scale, the airline industry is improving. Passenger traffic is staging a robust recovery in the U.S.A., Mexico, China, Russia, and most of Europe, with international and long haul traffic at a much slower recovery rate. Outside of China, Asia overall lags in traffic recovery and vaccination rates. Although we still face some customer and OEM challenges in the near term, our operating cash flow continues to strengthen. Lease placements from our fleet and orderbook are accelerating as airlines view recovery and the desirability of fleet transformation to enhance operating economics and environmental sustainability,” said John L. Plueger, Chief Executive Officer and President.

“Pent up demand is resulting in rapid and strong recovery when and where travel restrictions are lifted. Accordingly, we are focusing our leasing efforts on the most rapidly recovering regions, such as growing our U.S.A. book of business, where we see more potential ahead. Canada opening its borders should provide a further stimulant to North America, while we anticipate trans-Atlantic traffic recovery in the near future. Strong freight and e-commerce demand is aiding airline recovery globally, which is particularly beneficial for our widebody customers in Asia and Europe. We continue to see a bright future for ALC in providing for the growing demands of commercial aviation,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

Second Quarter 2021 Results
The following table summarizes our operating results for the three and six months ended June 30, 2021 and 2020 (in millions, except per share amounts and percentages):

Financial Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	$ change	% change	2021	2020	$ change	% change
Revenues	$491.9	$521.3	$(29.4)	(5.7)%	$966.7	$1,032.7	$(66.0)	(6.4)%
Income before taxes	114.6	183.9	(69.3)	(37.7)%	$218.1	$355.6	$(137.5)	(38.7)%
Net income available to common stockholders	85.6	143.8	(58.2)	(40.5)%	$165.8	$277.1	$(111.3)	(40.2)%
Adjusted net income before income taxes(1)	125.9	194.2	(68.3)	(35.2)%	$243.1	$377.0	$(133.9)	(35.5)%
Diluted earnings per share	$0.75	$1.26	$(0.51)	(40.5)%	$1.45	$2.43	$(0.98)	(40.3)%
Adjusted diluted earnings per share before income taxes(1)	$1.10	$1.71	$(0.61)	(35.7)%	$2.13	$3.31	$(1.18)	(35.6)%
Cash flows from operations					$602.7	$468.3	$134.4	28.7%

Financial Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Pre-tax profit margin	23.3%	35.3%	22.6%	34.4%
Adjusted pre-tax profit margin(1)	25.6%	37.3%	25.1%	36.5%
Pre-tax return on common equity (trailing twelve months)	8.5%	13.9%	8.5%	13.9%
Adjusted pre-tax return on common equity(1) (trailing twelve months)	9.6%	15.0%	9.6%	15.0%

(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax profit margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Second Quarter 2021 Highlights
•Took delivery of 12 aircraft from our orderbook, representing $971 million in aircraft investments. As of June 30, 2021, we owned 354 aircraft in our operating lease portfolio with a net book value of $21.5 billion, a weighted average age of 4.3 years and a weighted average lease term remaining of 6.9 years.
•Placed 93% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2022 and 80% through the end of 2023.
•Ended the quarter with $27.1 billion in committed minimum future rental payments consisting of $14.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $12.8 billion in minimum future rental payments related to aircraft on order.
•To date, 52% of the lease deferrals granted have been repaid, representing $126.9 million. This contributed to the 29% increase in our operating cash flow for the six months ended June 30, 2021.
•Issued $1.8 billion in aggregate principal amount Medium-Term Notes consisting of $1.2 billion at a fixed rate of 1.875% due 2026 and $600.0 million at a floating rate of three-month LIBOR plus 0.35% due 2022.
•In July 2021, Fitch Ratings reaffirmed our corporate and long-term debt ratings at BBB and upgraded our outlook to stable.
•Declared a quarterly cash dividend of $0.16 per share on our outstanding Class A common stock for the second quarter of 2021. The dividend will be paid on October 8, 2021 to holders of record of our common stock as of September 10, 2021.

Financial Overview
Our total revenues for the three months ended June 30, 2021 decreased by 5.7% to $491.9 million compared to the three months ended June 30, 2020. Despite the continued growth of our fleet, we were not able to recognize $41.6 million of rental revenue during the three months ended June 30, 2021, because lease receivables exceeded the lease security package held and collection was not reasonably assured for certain leases, of which $27.9 million was related to Vietnam Airlines, with whom we are working towards a resolution. In addition, we entered into lease restructurings, which typically included lease extensions, that resulted in a decrease of approximately $45.1 million in revenue for the quarter ended June 30, 2021. These decreases in revenue were partially offset by an increase in other revenues of $34.0 million recognized in connection with the sale to a third party of certain unsecured claims related to insolvency proceedings for Aeromexico. Our net income available to common stockholders for the three months ended June 30, 2021 was $85.6 million compared to $143.8 million in 2020. Our diluted earnings per share for the three months ended June 30, 2021 was $0.75 compared to $1.26 for the three months ended June 30, 2020. The decrease in net income available to common stockholders was primarily due to the decrease in revenues as discussed above and an increase in depreciation and interest expense from the growth of our fleet.

Impact of COVID-19 Update
The impact of the COVID-19 pandemic to our business includes, among other things, the following:
•As of August 5, 2021, we have agreed to accommodations with approximately 63% of our lessees. To date, we have agreed to defer $241.9 million in lease payments, of which $126.9 million or 52% of the total deferral amount has been repaid. As of August 5, 2021, our total deferrals, net of repayments, was $115.0 million. Our net deferrals represented approximately 1.5% of our total available liquidity as of June 30, 2021. We have also entered into some lease restructurings. The impact of these restructurings resulted in a decrease in total revenues of $45.1 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020.
•Our collection rate(1) for the three and six months ended June 30, 2021 was 87% and 86%, respectively. We expect that our collection rate will remain under pressure due to the impact of COVID-19. As lease receivables exceeded the lease security package held and collection was not reasonably assured with certain lessees, we did not recognize rental revenue of $41.6 million and $90.3 million for the three and six months ended June 30, 2021, respectively. Aircraft on lease with these lessees represented approximately 10.9% of our fleet by net book value as of June 30, 2021 as compared to 7.8% as of December 31, 2020.
•Our Lease Utilization Rate(2) for the quarters ended June 30, 2021 and March 31, 2021 was 99.7% and 99.6%, respectively.

Given the dynamic nature of this situation, we cannot reasonably estimate the continued impacts of COVID-19 on our business, results of operations and financial condition for the foreseeable future. See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 for further discussion on the Impact of COVID-19.

——————————————————————
(1)Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of June 30, 2021. We define liquidity as unrestricted cash plus the available borrowing capacity under our Revolving Credit Facility.
(2)The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

Flight Equipment Portfolio
Our owned fleet grew by 5.6% to a net book value of $21.5 billion as of June 30, 2021 compared to $20.4 billion as of December 31, 2020. As of June 30, 2021, our fleet was comprised of 354 aircraft in our operating lease portfolio, with a weighted-average age and a weighted-average remaining lease term of 4.3 years and 6.9 years, respectively, and 89 managed aircraft. As of June 30, 2021, we had a globally diversified customer base of 115 airlines in 59 countries.

During the quarter ended June 30, 2021, we took delivery of 12 aircraft from our orderbook. Approximately 74% of the net book value of our fleet were leased to flag carriers or airlines that have some form of governmental ownership.

We and airlines around the world have continued to experience delivery delays from Boeing and Airbus and have been impacted by ongoing manufacturer delays due to the COVID-19 pandemic, delays related to the grounding of the Boeing 737 MAX, temporary suspension of Boeing 787 deliveries, and pre-pandemic Airbus delays that remain ongoing. These delays and the ongoing COVID-19 pandemic have also impacted passenger growth and airline profitability and we expect this to continue. As a result of continued manufacturing delays and the impact of COVID-19, our aircraft delivery schedule could continue to be subject to material changes and delivery delays could potentially extend well into 2022 and beyond.

The following table summarizes the key portfolio metrics of our fleet as of June 30, 2021 and December 31, 2020:

	June 30, 2021		December 31, 2020
Aggregate fleet net book value	$21.5	billion	$20.4	billion
Weighted-average fleet age(1)	4.3 years		4.1 years
Weighted-average remaining lease term(1)	6.9 years		6.9 years

Owned fleet	354		332
Managed fleet	89		81
Aircraft on order	338		361
Aircraft purchase options(2)	24		25
Total	805		799

Current fleet contracted rentals	$14.3	billion	$13.6	billion
Committed fleet rentals	$12.8	billion	$13.2	billion
Total committed rentals	$27.1	billion	$26.8	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our operating lease portfolio.
(2) As of June 30, 2021 and December 31, 2020, we had options to acquire up to 24 and 25 Airbus A220 aircraft, respectively.

The following table details the regional concentration of our flight equipment subject to operating leases:

	June 30, 2021	December 31, 2020
Region	% of Net Book Value	% of Net Book Value
Europe	32.1%	31.4%
Asia (excluding China)	26.1%	27.1%
China	14.0%	13.5%
The Middle East and Africa	11.0%	11.6%
U.S. and Canada	6.7%	6.4%
Central America, South America, and Mexico	5.7%	5.3%
Pacific, Australia, and New Zealand	4.4%	4.7%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	June 30, 2021		December 31, 2020
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	31	8.8%	31	9.4%
Airbus A320-200neo	22	6.2%	19	5.7%
Airbus A321-200	28	7.9%	28	8.4%
Airbus A321-200neo	56	15.7%	49	14.8%
Airbus A330-200	13	3.7%	13	3.9%
Airbus A330-300	8	2.3%	8	2.4%
Airbus A330-900neo	9	2.5%	8	2.4%
Airbus A350-900	12	3.4%	11	3.3%
Airbus A350-1000	2	0.6%	2	0.6%
Boeing 737-700	4	1.1%	4	1.2%
Boeing 737-800	88	24.9%	88	26.5%
Boeing 737-8 MAX	21	5.9%	15	4.5%
Boeing 737-9 MAX	1	0.3%	—	—%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	6.8%	24	7.2%
Boeing 787-9	26	7.3%	23	7.0%
Boeing 787-10	6	1.7%	6	1.8%
Embraer E190	1	0.3%	1	0.3%
Total	354	100.0%	332	100.0%

Debt Financing Activities
We ended the second quarter of 2021 with total debt financing, net of discounts and issuance costs, of $16.5 billion, with a debt to equity ratio of 2.54:1 and available liquidity of $7.6 billion. During the three months ended June 30, 2021, we issued $1.8 billion in aggregate principal amount of Medium-Term Notes consisting of $1.2 billion at a fixed rate of 1.875% due 2026 and $600.0 million at a floating rate of three-month LIBOR plus 0.35% due 2022.
In April 2021, we entered into an amendment to increase the capacity on our Revolving Credit Facility to $6.4 billion and extended the final maturity to 2025.
As of the end of the periods presented our debt portfolio was comprised of the following components (dollars in millions):

	June 30, 2021	December 31, 2020
Unsecured
Senior notes	$16,398	$15,583
Term financings	175	812
Total unsecured debt financing	16,573	16,395
Secured
Term financings	133	276
Export credit financing	22	25
Total secured debt financing	155	301

Total debt financing	16,727	16,696
Less: Debt discounts and issuance costs	(187)	(178)
Debt financing, net of discounts and issuance costs	$16,540	$16,518
Selected interest rates and ratios:
Composite interest rate(1)	2.91%	3.13%
Composite interest rate on fixed-rate debt(1)	3.04%	3.26%
Percentage of total debt at a fixed-rate	94.62%	93.02%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on August 5, 2021 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2021.
Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 2778579.
The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on August 5, 2021 until 7:30 PM ET on August 12, 2021. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 2778579.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC's website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Mary Liz DePalma Vice President, Investor Relations Email: investors@airleasecorp.com

Jason Arnold Assistant Vice President, Finance Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, the impact of the coronavirus (“COVID-19”) pandemic on us, our lessees and aircraft manufacturers, our anticipated capital expenditures and aircraft sales, our access to the capital markets, aircraft delivery delays and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•    the extent to which the COVID-19 pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;
•    our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•    increases in our cost of borrowing or changes in interest rates;
•    our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•    the failure of an aircraft or engine manufacturers to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery;
•    obsolescence of, or changes in overall demand for, our aircraft;
•    changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, and other factors outside of our control;
•    impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•    increased competition from other aircraft lessors;
•    the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us;
•    increased tariffs and other restrictions on trade;
•    changes in the regulatory environment, including changes in tax laws and environmental regulations;
•    other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases in addition to COVID-19, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•    any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other SEC filings, including future SEC filings.

The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of ongoing resurgences of the COVID-19 virus and its variants. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash and cash equivalents	$1,210,054	$1,734,155
Restricted cash	22,706	23,612
Flight equipment subject to operating leases	25,306,684	23,729,742
Less accumulated depreciation	(3,775,369)	(3,349,392)
	21,531,315	20,380,350
Deposits on flight equipment purchases	1,656,358	1,800,119
Other assets	1,335,087	1,276,939
Total assets	$25,755,520	$25,215,175
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$532,440	$492,473
Debt financing, net of discounts and issuance costs	16,540,258	16,518,338
Security deposits and maintenance reserves on flight equipment leases	1,090,004	1,072,704
Rentals received in advance	136,114	142,915
Deferred tax liability	954,989	916,404
Total liabilities	$19,253,805	$19,142,834
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,300,000 (aggregate liquidation preference of $550,000) and 10,000,000 (aggregate liquidation preference of $250,000) shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	$103	$100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 114,141,103 and 113,852,896 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1,141	1,139
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,094,708	2,793,178
Retained earnings	3,406,912	3,277,599
Accumulated other comprehensive (loss) / income	(1,149)	325
Total shareholders’ equity	$6,501,715	$6,072,341
Total liabilities and shareholders’ equity	$25,755,520	$25,215,175

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)
Revenues
Rental of flight equipment	$452,044	$497,869	$920,139	$994,556
Aircraft sales, trading and other	39,833	23,480	46,565	38,180
Total revenues	491,877	521,349	966,704	1,032,736

Expenses
Interest	113,598	102,693	231,584	210,234
Amortization of debt discounts and issuance costs	12,513	10,233	24,538	20,761
Interest expense	126,111	112,926	256,122	230,995

Depreciation of flight equipment	217,817	194,020	426,782	382,915
Selling, general and administrative	26,687	26,581	53,601	54,903
Stock-based compensation	6,700	3,892	12,108	8,321
Total expenses	377,315	337,419	748,613	677,134

Income before taxes	114,562	183,930	218,091	355,602
Income tax expense	(21,140)	(36,305)	(40,577)	(70,826)
Net income	$93,422	$147,625	$177,514	$284,776
Preferred stock dividends	(7,835)	(3,844)	(11,679)	(7,688)
Net income available to common stockholders	$85,587	$143,781	$165,835	$277,088

Earnings per share of common stock
Basic	$0.75	$1.26	$1.45	$2.44
Diluted	$0.75	$1.26	$1.45	$2.43
Weighted-average shares outstanding
Basic	114,133,135	113,690,839	114,046,252	113,581,392
Diluted	114,377,965	113,773,127	114,373,576	113,840,929

Other financial data
Pre-tax profit margin	23.3%	35.3%	22.6%	34.4%
Adjusted net income before income taxes(1)	$125,940	$194,211	$243,058	$376,996
Adjusted pre-tax profit margin(1)	25.6%	37.3%	25.1%	36.5%
Adjusted diluted earnings per share before income taxes(1)	$1.10	$1.71	$2.13	$3.31
Pre-tax return on common equity (trailing twelve months)	8.5%	13.9%	8.5%	13.9%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.6%	15.0%	9.6%	15.0%
(1)Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of the numerator for adjusted pre-tax profit margin (net income available to common stockholders to adjusted net income before income taxes):	(unaudited)
Net income available to common stockholders	$85,587	$143,781	$165,835	$277,088
Amortization of debt discounts and issuance costs	12,513	10,233	24,538	20,761
Stock-based compensation	6,700	3,892	12,108	8,321
Provision for income taxes	21,140	36,305	40,577	70,826
Adjusted net income before income taxes	$125,940	$194,211	$243,058	$376,996

Denominator for adjusted pre-tax profit margin:
Total revenues	$491,877	$521,349	$966,704	$1,032,736
Adjusted pre-tax profit margin(a)	25.6%	37.3%	25.1%	36.5%

(a) Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of the numerator for adjusted diluted earnings per share (net income available to common stockholders to adjusted net income before income taxes):	(unaudited)
Net income available to common stockholders	$85,587	$143,781	$165,835	$277,088
Amortization of debt discounts and issuance costs	12,513	10,233	24,538	20,761
Stock-based compensation	6,700	3,892	12,108	8,321
Provision for income taxes	21,140	36,305	40,577	70,826
Adjusted net income before income taxes	$125,940	$194,211	$243,058	$376,996

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	114,377,965	113,773,127	114,373,576	113,840,929
Adjusted diluted earnings per share before income taxes(b)	$1.10	$1.71	$2.13	$3.31

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended June 30,
	2021	2020
	(unaudited)
Reconciliation of numerator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Net income available to common stockholders	$389,636	$590,123
Amortization of debt discounts and issuance costs	46,802	40,200
Stock-based compensation	21,415	19,029
Provision for income taxes	100,165	150,309
Adjusted net income before income taxes	$558,018	$799,661

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders’ equity as of beginning of the period	$5,619,801	$5,049,884
Common shareholders’ equity as of end of the period	$5,951,715	$5,619,801
Average common shareholders’ equity	$5,785,758	$5,334,843

Adjusted pre-tax return on common equity(c)	9.6%	15.0%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2021	2020
	(unaudited)
Operating Activities
Net income	$177,514	$284,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	426,782	382,915
Stock-based compensation	12,108	8,321
Deferred taxes	38,985	68,773
Amortization of debt discounts and issuance costs	24,538	20,761
Amortization of prepaid lease costs	22,267	21,210
Gain on aircraft sales, trading and other activity	2,604	(24,642)
Changes in operating assets and liabilities:
Other assets	(100,083)	(265,775)
Accrued interest and other payables	4,751	(16,256)
Rentals received in advance	(6,801)	(11,741)
Net cash provided by operating activities	602,665	468,342
Investing Activities
Acquisition of flight equipment under operating lease	(1,098,174)	(550,034)
Payments for deposits on flight equipment purchases	(202,938)	(399,028)
Proceeds from aircraft sales, trading and other activity	2,042	134,609
Acquisition of aircraft furnishings, equipment and other assets	(102,303)	(88,110)
Net cash used in investing activities	(1,401,373)	(902,563)
Financing Activities
Issuance of common stock upon exercise of options	1,439	4,526
Cash dividends paid on Class A common stock	(36,475)	(34,049)
Net proceeds from preferred stock issuance	295,428	—
Preferred dividends paid	(11,679)	(7,687)
Tax withholdings on stock-based compensation	(7,442)	(8,611)
Net change in unsecured revolving facility	—	(20,000)
Proceeds from debt financings	2,574,089	2,386,061
Payments in reduction of debt financings	(2,576,841)	(1,295,549)
Debt issuance costs	(7,937)	(4,219)
Security deposits and maintenance reserve receipts	67,289	72,852
Security deposits and maintenance reserve disbursements	(24,170)	(55,174)
Net cash provided by financing activities	273,701	1,038,150
Net (decrease)/increase in cash	(525,007)	603,929
Cash, cash equivalents and restricted cash at beginning of period	1,757,767	338,061
Cash, cash equivalents and restricted cash at end of period	$1,232,760	$941,990
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $26,116 and $26,185 at June 30, 2021 and 2020, respectively	$262,949	$229,801
Cash paid for income taxes	$2,491	$2,372
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$449,486	$201,623
Cash dividends declared on Class A common stock, not yet paid	$18,263	$17,066